Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF Appoints Matthias Haeni Group President, Flavors

NEW YORK, N.Y., February 20, 2014 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, announced today that Matthias Haeni has been appointed Group President, Flavors effective April 1, 2014. Mr. Haeni succeeds Hernan Vaisman, who announced his intention to retire as of April 1, 2014.

Matthias Haeni joined IFF in 2007 in the role of Regional General Manager, Flavors Greater Asia. After 3 successful years, Mr. Haeni transferred to Hilversum, The Netherlands in 2010 where he has served as Regional General Manager for Flavors Europe, Africa, and the Middle East (EAME).

“It is with great pleasure that I announce the appointment of Matthias Haeni to the position of Group President, Flavors,” said Doug Tough, Chairman and Chief Executive Officer of IFF. “We have achieved consistently strong volume and profit results in Flavors, EAME under his leadership and are excited to have someone with his experience and insights in this role.”

Mr. Tough continued, “Hernan has had an outstanding 13 year career at IFF, the last 7 years serving as President of the Flavors Division where he has led the team to consistent outstanding results. I thank him for his contributions and we wish him well. He will be missed by all of his IFF colleagues.”

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Investor Contact:

Shelley Young

212-708-7271